Exhibit 99.1

Conn's, Inc. Announces Expansion and Extension of Revolving Credit Facility

THE WOODLANDS, Texas--(BUSINESS WIRE)--November 26, 2013--Conn's, Inc. (NASDAQ: CONN), a specialty retailer of home appliances, furniture, mattresses, consumer electronics and provider of consumer credit, today announced that it completed an expansion and extension of its asset-based loan facility with a syndicate of banks.

Under the amended terms, the revolving facility commitment increased $265 million to $850 million and the maturity date was extended to November 2017. Commitment levels within the existing syndicate of banks increased $165 million. Four additional lenders joined the bank syndicate, accounting for the balance of the $265 million expansion in commitments under the asset-based loan facility. Borrowing costs under the facility were also reduced by 25 basis points.

About Conn's, Inc.

Conn's is a specialty retailer currently operating over 70 retail locations in Texas, Louisiana, Arizona, Oklahoma and New Mexico. The Company's primary product categories include:

●	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

●	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom as well as both traditional and specialty mattresses;

●	Consumer electronic, including LCD, LED, 3-D and plasma televisions, Blu-ray players, home theater and video game products, camcorders, digital cameras, and portable audio equipment; and

●	Home office, including computers, tablets, printers and accessories.

Additionally, the Company offers a variety of products on a seasonal basis. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans.

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CONTACT:
Conn's, Inc.
Investor Contact:
S.M. Berger & Company
Andrew Berger, 216-464-6400